Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of MGT Capital Investments, Inc. on Form S–3 (No. 33–185214 and No. 33–182298) of our report dated April 15, 2015, with respect to our audit of the consolidated financial statements of MGT Capital Investments, Inc. and Subsidiaries as of December 31, 2014, and 2013 and for the years then ended which report is included in this Annual Report on Form 10–K of MGT Capital Investments, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

New York, NY

April 15, 2015